Exhibit 1A.4D

Contract # M7-5604

Project Name: NCWest

STANDARD CONTRACT FOR THE PURCHASE AND SALE OF

CONNECTICUT CLASS I RENEWABLE ENERGY CREDITS

from

Low or Zero Emission Projects

by and between

The Connecticut Light and Power Company

dba Eversource Energy

and

Town of New Canaan Public Schools

dated as of November 26, 2018

Contract # M7-5604

Project Name: NCWest

i

Contract # M7-5604

Project Name: NCWest

STANDARD CONTRACT FOR THE PURCHASE AND SALE OF
CONNECTICUT CLASS I RENEWABLE ENERGY CREDITS

COVER SHEET

This Standard Contract for the Purchase and Sale of Connecticut Class I Renewable Energy Credits from Low and Zero Emission Projects (“Agreement”) in accordance with Conn. Gen. Stat. § 16-244(r) and 16-244(s), or 16-244(t), as applicable, is entered into as of the following date: November 26, 2018 (the “Effective Date”). This Agreement includes this Cover Sheet together with the appendices hereto. The Parties to this Agreement are the following:

SELLER		BUYER

Town of New Canaan Public Schools	Party Name	The Connecticut Light and Power Company dba Eversource Energy (“Eversource Energy”)

39 Locust Ave New Canaan, CT 06840	Address	107 Selden Street Berlin, CT 06037

Town of New Canaan	Business Website	www.eversource.com

☒ US Federal 06-6002472 ☐ Other: ________________	Tax ID Numbers	☒ US Federal 06-0303850 ☐ Other: ________________

Connecticut	Jurisdiction of Organization	Connecticut

☐ Corporation ☐ Limited Partnership ☐ LLP ☐ LLC ☐ Partnership ☐ Individual ☐ Other:	Company Type	☒ Corporation ☐ Limited Partnership ☐ LLP ☐ LLC ☐ Partnership ☐ Other ___________

CONTACT INFORMATION

SELLER		BUYER

Address: 40 Richards Avenue, Floor 3 Norwalk, CT 06854 Attn: Mark Robbins Tel# 203-604-6677 Fax# Email: markrobbins@mhrdevelopment.com	General (day to day/ administrative)	Address: 107 Selden St., Berlin, CT 06037 Attn: Manager - Renewable Power Contracts Tel# 860-665-5296 Fax# 860-665-4583 Email: lrec.zrec@eversource.com

Address: 40 Richards Avenue, Floor 3 Norwalk, CT 06854 Attn: Mark Robbins Tel# 203-604-6677 Fax# Email: markrobbins@mhrdevelopment.com	Contract	Address: 107 Selden St., Berlin, CT 06037 Attn: Manager - Renewable Power Contracts Tel# 860-665-5296 Fax# 860-665-4583 Email: lrec.zrec@eversource.com

Address: 40 Richards Avenue, Floor 3 Norwalk, CT 06854 Attn: Mark Robbins	Legal Notices	Address: Legal Department, 107 Selden St., Berlin, CT 06037 Attn: Associate General Counsel - CT State Regulatory

Address: 40 Richards Avenue, Floor 3 Norwalk, CT 06854 Attn: Mark Robbins Tel# 203-604-6677 Fax# Email: markrobbins@mhrdevelopment.com	Performance Assurance	Address: 107 Selden St., Berlin, CT 06037 Attn: Manager - Renewable Power Contracts Tel# 860-665-5296 Fax# 860-665-4583 Email: lrec.zrec@eversource.com

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Contract # M7-5604

Project Name: NCWest

ACCOUNTING INFORMATION

Address: 40 Richards Avenue, Floor 3 Norwalk, CT 06854 Attn: Mark Robbins Tel# 203-604-6677 Fax# Email: markrobbins@mhrdevelopment.com	● Invoices ● Payments ● Settlements	Address: 107 Selden St., Berlin, CT 06037 Attn: Manager - Renewable Power Contracts Tel# 860-665-5296 Fax# 860-665-4583 Email: lrec.zrec@eversource.com

Bank: Bank Address: ABA# Acct# ☐ Checking ☐ Savings Other Details:	Wire Transfer Numbers (If Applicable)	Bank: Bank of America, NA Bank Address: 100 N. Tryon Street, Charlotte, NC 28202 ABA# 026009593 Acct# 0000129048 ☒ Checking ☐ Savings Other Details:

Attn: Mark Robbins Address: 40 Richards Avenue, Floor 3 Norwalk, CT 06854	Checks (If Applicable)	Attn: Manager - Renewable Power Contracts Address: 107 Selden St., Berlin, CT 06037

Bank: Bank Address: ABA# Acct# ☐ Checking ☐ Savings Other Details:	ACH Numbers (If Applicable)	Bank: Bank of America, NA Bank Address: 2523 Albany Ave, West Hartford, CT 06117 ABA# 011900254 Acct# 0000129048 ☒ Checking ☐ Savings Other Details:

The Parties hereby agree to the following provisions offered in Appendix A, the General Terms and Conditions. Select the appropriate box(es) and/or fill in the required information from each section:

Cover Sheet Elections

Section 3.1 Facility Description	Facility Site/Location (including Street, City or Town)	769 Ponus Ridge New Canaan, Connecticut 06840

	Customer Billing Account Number	51819233040

	Technology	☐ Wind ☐ Solar-Single Axis ☐ Hydro ☐ Other: Fixed Tilt	☒ Solar-Fixed Tilt ☐ Solar-Dual Axis ☐ Fuel Cell

	Project Size (kW)	Applicable to LREC Projects only ☐ Up to 2,000 kW Applicable to ZREC Projects ☒ Greater than 100 kW, but less than 250 kW ☐ Between 250 kW and 1,000 kW

	Installed Capacity	249 kW (AC)

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Contract # M7-5604

Project Name: NCWest

Section 5.2 LREC/ZREC Product	☒ Zero Emissions Class I RECs (“ZREC”) ☐ Low Emissions Class I RECs (“LREC”)

Section 6.2 Interconnecting Utility	Eversource Energy

Section 7.1 Maximum Annual Quantity	388 Maximum Annual Quantity LRECs/ZRECs

Section 7.4 Purchase Price	$ 95.00 per LREC or ZREC, as elected above in Section 5.2

Section 9.1 Performance Assurance (amount)	$ 3,686.00

Section 10.3.5 Facility Uses Connecticut Manufactured, Researched or Developed Technologies	☐ Manufactured ☐ Researched ☐ Developed ☒ N/A

Section 2.2 Delivery Term Start Date	☐ July 1, 2019 ☐ October 1, 2019 ☐ January 1, 2020 ☒ April 1, 2020

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Town of New Canaan Public Schools	Party Name	The Connecticut Light and Power Company dba Eversource Energy by Eversource Energy Service Company its authorized agent

/s/ Bryan Luizzi	Signature	/s/ James G. Daly
Bryan Luizzi	Printed Name	James G. Daly
Superintendent of Schools	Title	Vice President – Energy Supply

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STANDARD CONTRACT FOR THE PURCHASE AND SALE OF

CONNECTICUT CLASS I RENEWABLE ENERGY CREDITS

APPENDIX A

GENERAL TERMS AND CONDITIONS

These General Terms and Conditions are intended to facilitate the purchase and sale of Connecticut Class I Renewable Energy Credits (“RECs”) in accordance with Conn. Gen. Stat. § 16-244(r) and 16-244(s), or 16-244(t), as applicable.

Article 1. Definitions

As used throughout this Agreement, the following terms shall have the definitions set forth in this Article 1. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the ISO Documents.

1.1	“Affiliate” means, with respect to any Party, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Party. For this purpose, “control” means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

1.2	“Agreement” means this Standard Contract for the Purchase and Sale of LRECs or ZRECs.

1.3	“Authority” means the Connecticut Public Utilities Regulatory Authority or any successor thereto.

1.4	“Authorized Developer” means a developer that has the written permission of both the site owner and the Buyer’s distribution customer of record of the site to develop an eligible Facility at said site.

1.5	“Bankrupt” means with respect to any entity, such entity (i) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar law, or has any such petition filed or commenced against it, (ii) makes an assignment or any general arrangement for the benefit of creditors, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (v) is generally unable to pay its debts as they fall due.

1.6	“Bankruptcy Code” means those laws of the United States of America related to bankruptcy codified and enacted as Title 11 of the United States Code, entitled “Bankruptcy” and found at 11 U.S.C. § 101 et seq., as such laws may be amended, modified, replaced or superseded from time to time.

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1.7	“Business Day” means a day on which Federal Reserve member banks in New York City are open for business; and a Business Day shall start at 8:00 a.m. and end at 5:00 p.m. Eastern Prevailing Time. Notwithstanding the foregoing, with respect to notices only, Business Day shall not include the Friday immediately following the U.S. Thanksgiving holiday.

1.8	“Connecticut Class I Renewable Energy Credits” means certain NEPOOL GIS Certificates and any and all other Environmental Attributes derived from the energy production of a generation facility that has been qualified by the Authority as a Connecticut Class I renewable resource under Conn. Gen. Stat. § 16-1(a)(26), and shall represent title to and claim over all Environmental Attributes associated with the specified MWh of generation from such Connecticut Class I renewable resource. If the Facility ceases to qualify as a Connecticut Class I renewable resource solely as a result of a change in law and Seller is unable, using commercially reasonable efforts, to continue the Facility’s qualification as a Connecticut Class I renewable resource after that change in law, “Connecticut Class I Renewable Energy Credits” shall mean Environmental Attributes including any certificates or credits related thereto reflecting generation by the Facility, all of which shall be transferred solely to Buyer.

1.9	“Connecticut Class I RPS Qualification” means an order, decision or ruling from the Authority that qualifies a generation unit as a RPS Class I Renewable Energy Source, or that qualifies a portion of the annual electrical energy output of a generation unit as RPS Class I Renewable Generation (as defined in Conn. Gen. Stat. § 16-1(a)(26).

1.10	“Contract Year” means the twelve (12) consecutive calendar months starting on the Delivery Term Start Date and each subsequent twelve (12) consecutive calendar month period.

1.11	“Credit Rating” means the rating then assigned to Seller’s or any referenced third party’s unsecured, senior long-term debt obligations (not supported by third party credit enhancements) or if Seller or such third party does not have a rating for its senior unsecured long-term debt, then one rating notch below the rating then assigned to Seller or such third party as an issuer and/or corporate credit rating by S&P, Moody’s, Fitch or another Rating Agency. In the event of an inconsistency in ratings (a “split rating”), the lowest of the Credit Ratings shall control.

1.12	“Defaulting Party” has the meaning set forth in Section 13.1.

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1.13	“Deliver,” “Delivered” or “Delivery” means the transfer and receipt of Connecticut Class I Renewable Energy Credits via the NEPOOL GIS.

1.14	“Delivery Term” means the period during which Buyer is obligated to purchase the LRECs or ZRECs associated with the Facility that are Delivered to Buyer by Seller, as further defined in Section 2.2.

1.15	“Delivery Term Start Date” has the meaning set forth in Section 2.2.

1.16	“Effective Date” has the meaning set forth in the first paragraph of the Cover Sheet.

1.17	“Energy Act” means Conn. Gen. Stat. § 16-244(r) and 16-244(s), or 16-244(t) as applicable.

1.18	“Environmental Attributes” excludes electric energy and capacity produced, but means any other emissions, air quality, or other environmental attribute, aspect, characteristic, claim, credit, benefit, reduction, offset or allowance, howsoever entitled or designated, resulting from, attributable to or associated with the generation of energy by a low emissions or zero emissions renewable energy facility as defined in the Energy Act, whether existing as of the Effective Date or in the future, and whether as a result of any present or future local, state or federal laws or regulations or local, state, national or international voluntary program, as well as any and all generation attributes under the Connecticut RPS regulations and under any and all other international, federal, regional, state or other law, rule, regulation, bylaw, treaty or other intergovernmental compact, decision, administrative decision, program (including any voluntary compliance or membership program), competitive market or business method (including all credits, certificates, benefits, and emission measurements, reductions, offsets and allowances related thereto) that are attributable, now or in the future; and further, means: (a) any such credits, certificates, benefits, offsets and allowances computed on the basis of the Facility’s generation using renewable technology or displacement of fossil-fuel derived or other conventional energy generation; (b) any Certificates issued pursuant to the NEPOOL GIS in connection with energy generated by the Facility; and (c) any voluntary emission reduction credits obtained or obtainable by Seller in connection with the generation of energy by the Facility; provided, however, that Environmental Attributes shall not include: (i) any production tax credits; (ii) any investment tax credits or other tax credits associated with the construction or ownership of the Facility; or (iii) any state, federal or private grants relating to the construction or ownership of the Facility or the output thereof. If during the Delivery Period, a change in laws or regulations occurs that creates value in Environmental Attributes, then at Buyer’s request, Seller shall cooperate with Buyer to register such Environmental Attributes or take other action necessary to obtain the value of such Environmental Attributes for Buyer.

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1.19	“Event of Default” has the meaning set forth in Sections 13.1 and 13.2 hereof.

1.20	“Facility” has the meaning set forth in Article 3, Facility.

1.21	“Federal Funds Effective Rate” means the interest rate as set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

1.22	“Fitch” means Fitch Investor’s Service, Inc., or its successor.

1.23	“Force Majeure Event” means any cause beyond the reasonable control of, and not due to the fault or negligence of, the affected Party and which could not have been avoided by the affected Party’s reasonable due diligence, or was not caused by the affected Party, including, as applicable, war, terrorism, riots, embargo or national emergency; curtailment of electric distribution services; fire, flood, windstorm, earthquake, or other acts of God; strikes, lockouts, or other labor disturbances (whether among employees of Seller, its suppliers, contractors, or others); delays, failure, and/or refusal of suppliers to supply materials or services; orders, acts or omissions of the NEPOOL GIS Administrator, as applicable; or any other cause of like or different kind, beyond the reasonable control of Seller. Notwithstanding the foregoing, a Force Majeure Event shall not be based on Seller’s ability to sell LRECs or ZRECs at a price greater than the Purchase Price, Buyer’s ability to purchase LRECs or ZRECs at a price below the Purchase Price, or Purchaser’s inability to resell the LRECs or ZRECs.

1.24	“Forward Certificate Transfer” means the NEPOOL GIS process by which the transfer of RECs as of their applicable Creation Date is scheduled by the Account Holders in advance of said Creation Date (“Forward Certificates”) per the NEPOOL GIS Operating Rules, as amended from time to time.

1.25	“Good Utility Practice” means any of the practices, methods, and acts engaged in or approved by a significant portion of the electric generation industry with respect to producing electricity from the Facility. Good Utility Practice shall also include any of the practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been reasonably expected to accomplish the desired result at a reasonable cost. Such practices, methods and acts must comply fully with applicable laws and regulations, good business practices, economy, reliability, safety, environmental protection, and expedition, having due regard for current editions of the National Electrical Safety Code and other applicable electrical safety and maintenance codes and standards, and manufacturer’s warranties and recommendations. Good Utility Practice are not intended to be the optimum practice, method, or act to the exclusion of all others, but rather to be a spectrum of acceptable practices, methods, or acts generally accepted in the electrical generation industry in the United States.

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1.26	“In-Service Date” means the date on which (i) Seller provides notice to Buyer that the Facility is in service and the Facility is capable of regular commercial operation and (ii) Buyer accepts such declaration. Seller shall provide Buyer with notice of the actual In-Service Date, as well as a final description of the Facility including its size, Installed Capacity, and final Maximum Annual Quantity (if necessary to adjust downwards per Section 3.3.2).

1.27	“Interconnecting Utility” means the utility (which shall be Buyer) providing interconnection service for the Facility to the distribution system of that utility.

1.28	“Interconnection Agreement” means an agreement with the Interconnecting Utility regarding the interconnection of the Facility to the electric distribution system of the Interconnecting Utility, as the same may be amended from time to time.

1.29	“Interest Rate” means, for any date, the Federal Funds Effective Rate; provided, that in no event shall the applicable interest rate ever exceed the maximum lawful rate permitted by applicable law.

1.30	“ISO Documents” means the ISO Tariff, Participants Agreement, RNA, and/or ISO New England Manuals, as applicable.

1.31	“ISO New England Inc.” or “ISO” or “ISO-NE” means the independent system operator established in accordance with the RTO arrangements for New England, or any successor thereto.

1.32	“ISO New England Manuals” means the manuals that ISO-NE issues explaining rules and procedures for the region’s wholesale electric power markets and bulk power system, including ISO Tariff, as they may be amended from time to time.

1.33	“ISO Tariff” means the ISO New England Inc. Transmission, Markets and Services Tariff, FERC Electric Tariff No. 3, as may be amended from time to time, or any successor tariff accepted by FERC.

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1.34	“kW” means a kilowatt.

1.35	“kWh” means a kilowatt-hour.

1.36	“LREC” means a Connecticut Class I Renewable Energy Credit from a low emissions facility which meets the low emissions standards as defined in the Energy Act. One (1) LREC shall represent one megawatt hour of energy production.

1.37	“LREC/ZREC Product” has the meaning set forth in Section 5.2.

1.38	“LREC/ZREC Project” means a renewable energy project capable of producing LRECs or ZRECs.

1.39	“Maximum Annual Quantity” means the maximum number of LRECs or ZRECs that Buyer is obligated to purchase in any Contract Year under this Agreement.

1.40	“Meters” means all electric metering associated with the Facility, including the REC Meter, Facility meter and any other real-time meters, billing meters and back-up meters.

1.41	“Moody’s” means Moody’s Investors Service or its successor.

1.42	“MWh” means megawatt-hour, and one MWh shall equal 1,000 kWh.

1.43	“NEPOOL” means the New England Power Pool, the power pool created by and operated pursuant to the provisions of the RNA, or any successor to the New England Power Pool.

1.44	“NEPOOL GIS” means the New England Power Pool Generation Information System or any successor thereto, which includes a generation information database and certificate system, operated by NEPOOL, its designee or successor entity, which accounts for the generation attributes of electricity generated within New England.

1.45	“NEPOOL GIS Certificate” means an electronic record produced by the NEPOOL GIS that identifies the relevant generation attributes of each MWh accounted for in the NEPOOL GIS.

1.46	“NEPOOL GIS Operating Rules” means the New England Power Pool Generation Information System Operating Rules as may be amended from time to time pursuant to the NEPOOL Agreement and Participants Agreement.

1.47	“Non-Defaulting Party” has the meaning set forth in Section 13.3.1.

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1.48	“Participants Agreement” means the “Participants Agreement among ISO New England Inc. as the Regional Transmission Organization (“RTO”) for New England and the New England Power Pool and the entities that are from time to time parties hereto constituting the Individual Participants” dated as of February 1, 2005, as may be amended from time to time, or any successor thereto accepted by the Federal Energy Regulatory Commission (“FERC”).

1.49	“Performance Assurance” means collateral in the form of cash, or other security as may be acceptable to Buyer in its sole discretion. Cash collateral held by Buyer shall earn interest at the Interest Rate. In addition, Performance Assurance shall be deemed, for all legal purposes, to mean adequate assurance as such term is used in the Uniform Commercial Code (“UCC”) and the Bankruptcy Code and amendments thereto. The Parties specifically recognize that the use of Performance Assurance throughout this Agreement shall not limit any legal right, action or remedy that would have otherwise been available to the aggrieved Party under either the UCC or Bankruptcy Code.

1.50	“Purchase Price” means the purchase price for the LRECs or ZRECs referenced in the Cover Sheet.

1.51	“Qualified Institution” means a commercial bank or trust company organized under the laws of the United States or a political subdivision thereof, with (i) a Credit Rating of at least (a) “A” by S&P and “A2” by Moody’s, if such entity is rated by both S&P and Moody’s or (b) “A” by S&P or “A2” by Moody’s, if such entity is rated by either S&P or Moody’s but not both, and (ii) having a capital surplus of at least Ten Billion Dollars ($10,000,000,000). In the event of an inconsistency in the ratings (a “split rating”), the lowest Credit Rating shall control.

1.52	“REC Meter” means as defined in Section 6.1.

1.53	“RNA” means the Second Restated NEPOOL Agreement dated as of September 1, 1971, as amended and restated from time to time, governing the relationship among the NEPOOL Participants, and any successor agreement.

1.54	“Rating Agency” means S&P, Moody’s, Fitch or an equivalent organization acceptable to Buyer.

1.55	“Regulatory Approval” means the approval of this Agreement by the Authority and such approval is final and not subject to appeal.

1.56	“Renewable Portfolio Standard” or “RPS” means the regulations promulgated pursuant to Conn. Gen. Stat. §16-245a, as amended, modified, restated and superseded from time to time, that require a minimum percentage of electricity sold to end-use customers in the State of Connecticut to be derived from certain renewable energy generating resources.

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1.57	“RPS Class I Renewable Energy Source” means a generation unit that has received a Connecticut Class I RPS Qualification from the Authority, pursuant to Conn. Gen. Stat. § 16-1(a)(26).

1.58	“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. and its successors.

1.59	“Tax” or “Taxes” means all taxes that are currently or may in the future be assessed on any products or services that are the subject of this Agreement.

1.60	“Term” has the meaning set forth in Section 2.1.

1.61	“Trading Period” has the meanings set forth in Rule 3.2 of the NEPOOL GIS Operating Rules.

1.62	“Unit Contingent” means that the LRECs or ZRECs are intended to be supplied from the Facility and Seller’s failure to deliver is excused to the extent the Facility will not be available to produce and Deliver the purchased LRECs or ZRECs.

1.63	“ZREC” means a Connecticut Class I Renewable Energy Credit from a zero emissions facility which meets the zero emissions standards as defined in the Energy Act. One (1) ZREC shall represent one megawatt hour of energy production.

Article 2. Term of Agreement; Delivery Term

2.1	Term of Agreement. This Agreement shall commence as of the Effective Date and shall remain in effect through the final settlement of all obligations hereunder after the expiration of the Delivery Term or the earlier termination of this Agreement in accordance with its terms (the “Term”).

2.2	Delivery Term. The Delivery Term shall commence on the Delivery Term Start Date as provided on the Cover Sheet and continue for a period of fifteen (15) years, unless this Agreement is earlier terminated in accordance with the provisions hereof. Seller understands and agrees that under no circumstances shall the Delivery Term be extended beyond such fifteen year period from the Delivery Term Start Date, irrespective of any delays in LREC or ZREC deliveries, whether or not due to one or more Force Majeure Events, even if such delay(s) result in initial Delivery under this agreement that is subsequent to the Delivery Term Start Date. Further, the production and Delivery of qualified LRECs or ZRECs shall not occur prior to the Delivery Term Start Date, even if the Facility produces energy prior to the Delivery Term Start Date. Buyer is not obligated to purchase any Connecticut Class I Renewable Energy Credits connected with energy produced by the Facility prior to the Delivery Term Start Date, or after the end of the Delivery Term.

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Article 3. Facility

3.1	Description. The Facility is as described in the “Facility” section of the Cover Sheet.

3.2	Construction. Seller shall construct the Facility substantially as described in the Cover Sheet.

3.3	Facility In-Service Date; Final Facility Size. Seller shall provide notice to Buyer of the In-Service Date and final Facility size within ten (10) Business Days of the commencement of energy production. The final Facility size shall be based on the Facility’s as-built configuration. If final Facility size differs from original description as set forth in the Cover Sheet:

3.3.1	Any increase that results in a Facility size behind the Revenue Meter that exceeds statutory maximum limits for an LREC or ZREC project, as applicable, shall result in immediate and automatic termination of this Agreement.

3.3.2	Any decrease in final Facility size shall be reflected in an adjustment to Section 7.1 of the Cover Sheet. The Maximum Annual Quantity will be reduced from the value in Section 7.1 of the Cover Sheet proportionally to the decrease in the Installed Capacity of the Facility as set forth in Section 3.1 of the Cover Sheet (e.g., if the Installed Capacity is reduced by twenty percent (20%), then the Maximum Annual Quantity will also be reduced by twenty percent (20%)).

Article 4. Prerequisites for Purchases

4.1	Buyer’s obligation to begin the purchase of LRECs or ZRECs, as elected on the Cover Sheet, from Seller at the rates of payment specified in the Cover Sheet is contingent upon the satisfaction of all of the following conditions:

4.1.1	Seller is either (i) a distribution customer of record of Buyer with project site control, (ii) owner of the project site with permission of the distribution customer of record of the Buyer, or (iii) Authorized Developer;

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4.1.2	Buyer has received evidence to its reasonable satisfaction that Seller has met the requirements of Section 4.1.1;

4.1.3	Buyer has received evidence to its reasonable satisfaction that the Facility’s In-Service Date has occurred, or will occur, after July 1, 2011;

4.1.4	Seller has demonstrated that Facility is located on the customer side of the revenue meter and is interconnected to the distribution system of Buyer;

4.1.5	The Facility has a fully executed Interconnection Agreement;

4.1.6	Seller has provided Performance Assurance that satisfies the requirements of Section 9.1 and in an amount that is no less than the Performance Assurance amount listed in the Cover Sheet;

4.1.7	Buyer has received Regulatory Approval.

4.1.8	Seller has provided certification that no grants or rebates have been received from the Connecticut Green Bank or either of its predecessors the Clean Energy Finance and Investment Authority (“CEFIA”) or the Connecticut Clean Energy Fund (“CCEF”). For purposes of clarification, this prohibition includes grants or rebates from CEFIA or the CCEF for the installation or construction of the Facility, but does not include projects that receive(d) (i) only predevelopment and/or feasibility funding from Connecticut Green Bank, or (ii) financing in accordance with Conn. Gen. Stat. § 16-245(n) through Connecticut Green Bank. For purposes of this section, the Companies may consult with Connecticut Green Bank regarding the above grants or rebates as they may be applicable to the Facility.

4.1.9	Seller has provided notice in a form acceptable to Buyer at its sole discretion, certifying: (a) that generation from the Project that will result in a qualifying LREC or ZREC has begun, (b) the name of the Project as it will appear on the LRECs or ZRECs, (c) the date that initial LREC or ZREC deliveries to Buyer under this Agreement are expected, (d) the Facility, as constructed, meets all of the low emission or zero emission (as applicable) generation facility requirements of the Energy Act, and (e) the final Facility size.

4.1.10	If Seller’s Facility has been awarded this Agreement based, in part, on its use of Connecticut manufactured, researched or developed technologies as defined in Section 10.3.5 of this Agreement, Seller has provided an affidavit and accompanying proof that it has installed such Connecticut manufactured, researched or developed technologies.

4.1.11	The Delivery Term Start Date has occurred.

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Article 5. Purchase and Sale of LRECs or ZRECs

5.1	Obligation to Purchase and Sell LRECs or ZRECs.

5.1.1	Beginning on the date of Seller’s satisfaction of all Article 4 pre- requisites, Seller shall sell and Deliver, and Buyer shall purchase and receive, up to the Maximum Annual Quantity of LRECs or ZRECs, in accordance with the terms and conditions of this Agreement. Buyer shall be obligated to purchase only those LRECs or ZRECs associated with the Energy that is generated by the Facility on and after the satisfaction of all Article 4 pre-requisites and continuing through the remainder of the Delivery Term.

5.1.2	In addition to Seller’s sale and Buyer’s purchase of LRECs or ZRECs, Buyer, without the payment of any additional consideration to Seller, shall receive title to, and Seller shall convey to Buyer, any and all other Environmental Attributes associated with the electricity generated by the Facility.

5.1.3	Seller shall Deliver LRECs or ZRECs associated with the Facility, up to the Maximum Annual Quantity, exclusively to Buyer, and Seller shall not sell, divert, grant, transfer or assign such LRECs or ZRECs to any person other than Buyer during the Term unless otherwise specifically provided herein. Seller shall not enter into any agreement or arrangement under which any person other than Buyer can claim such LRECs or ZRECs except as otherwise specifically provided herein. Buyer shall have the exclusive right to resell or convey LRECs or ZRECs in its sole discretion.

5.1.4	Seller shall comply with all NEPOOL GIS Operating Rules relating to the creation and transfer of all LRECs or ZRECs to be purchased by Buyer under this Agreement and all other NEPOOL GIS Operating Rules to the extent required for Buyer to obtain full rights and title of the LRECs or ZRECs.

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5.1.5	Seller shall be solely responsible for qualifying the Facility with the Authority as a RPS Class I Renewable Energy Source in accordance with Conn. Gen. Stat. § 16-1(a)(26) and maintaining such Connecticut Class I RPS Qualification throughout the Delivery Term; provided, however, that if the Facility ceases to qualify as a RPS Class I Renewable Energy Source solely as a result of a change in law, Seller shall only be required to use commercially reasonable efforts to maintain such qualification after that change in law. Seller shall provide Buyer with any information that may be required by Buyer in order to facilitate receipt of LRECs or ZRECs from the Facility. In addition, the Facility must meet the emission standards for LRECs or ZRECs, as elected on the Cover Sheet.

5.1.6	If the statutory and/or regulatory framework governing LRECs and/or ZRECs in effect as of the Effective Date is amended or suspended by any Governmental Authority and/or is otherwise no longer in force (collectively, a “Change” in the regulatory framework), Buyer may choose to qualify the Facility in another state or federal program, whether for renewable energy certificates or other Environmental Attributes, and Seller shall at such time provide to Buyer any documentation and other support as may be needed for such qualification. If during the Delivery Period a change in Connecticut laws or regulations occurs that creates value in Environmental Attributes, then at Buyer’s request, Seller shall cooperate with Buyer to register such Environmental Attributes or take other action necessary to obtain the value of such Environmental Attributes for Buyer. “Governmental Authority” means the federal government, any state or local government or other political subdivision thereof (whether federal, state or local), any court and any administrative agency or other regulatory body, instrumentality, authority or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

5.1.7	For purposes of clarification, Buyer shall not purchase, or take title to, any energy or capacity from Seller’s Facility under this Agreement. This Agreement shall not provide the basis for any preferential treatment for any other products or services between the Parties. This Agreement also makes no provision for net metering by the Seller’s Project.

5.2	LREC/ZREC Product. Buyer shall purchase from Seller the LREC/ZREC Product elected on the Cover Sheet, in accordance with the provisions of this Agreement.

5.3	Delivery; Title Transfer. Delivery shall be deemed to occur upon the completion of the transfer and receipt of LRECs or ZRECs via the NEPOOL GIS to Buyer’s account within the NEPOOL GIS. For each Trading Period for LRECs or ZRECs purchased and sold under this Agreement during the Term, Seller shall affect the transfer of the purchased amount of Connecticut Class I RECs as a Forward Certificate Transfer to Buyer (or by other means as agreed to by Buyer) in accordance with the NEPOOL GIS Operating Rules. Upon the completion of Delivery, all rights, title and interest in and to, and risk of loss with respect to, the Connecticut Class I RECs, to the full extent the same is property, will transfer to Buyer.

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Article 6. Metering; Interconnection

6.1	Metering. The Facility must be located behind a revenue meter of one of the Buyer’s distribution customers. The Facility must have a separate meter dedicated to the measurement of the Facility’s energy output for the determination of the quantity of LRECs or ZRECs created (the “REC Meter”). The REC Meter shall be installed, operated, maintained and tested in accordance with Good Utility Practice, NEPOOL GIS requirements, and any applicable requirements and standards issued by the Interconnecting Utility. Seller shall comply with the terms and conditions of the Interconnecting Utility’s tariff for all other metering required of the Project. Seller shall be responsible for all costs associated with such metering consistent with all standards and requirements set forth by the Interconnecting Utility.

6.2	Interconnection Agreement. This Agreement does not provide for the interconnection of the Facility to Buyer’s electric distribution system. Seller shall seek such interconnection service from the Interconnecting Utility in accordance with the Interconnecting Utility’s applicable interconnection process. Seller shall comply with the terms and conditions of the Interconnection Agreement. Seller shall be responsible for all costs and expenses associated with the interconnection of the Facility consistent with all standards and requirements set forth by the Interconnecting Utility.

Article 7. Quantity; Purchase Price

7.1	Quantity. During each Contract Year, Seller shall sell and deliver to Buyer, and Buyer shall purchase and accept delivery of, the quantity of LRECs or ZRECs produced by the Facility, if any, during each such Contract Year, up to, but not in excess of, the Maximum Annual Quantity of LRECs or ZRECs indicated on the Cover Sheet.

7.2	Excess LRECs or ZRECs – Sale and Purchase in Current Contract Year. If the Facility produces LRECs or ZRECs in excess of the Maximum Annual Quantity, Buyer at its sole discretion may offer to purchase, but is under no obligation to offer to purchase, such excess up to the total of such excess LRECs or ZRECs at the Purchase Price and Seller may accept such offer but is under no obligation to sell such excess to Buyer. Seller may offer to sell any RECs in excess of the Maximum Annual Quantity to persons other than Buyer.

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7.3	Excess LRECs or ZRECs – Sale and Purchase in Subsequent Contract Year. During the first fourteen (14) years of the Delivery Term, Seller may elect to transfer LRECs or ZRECs produced by the Facility in excess of the Maximum Annual Quantity to Buyer for billing and payment in the subsequent Contract Year at the Purchase Price. If the Facility produces LRECs or ZRECs in excess of the Maximum Annual Quantity during a Contract Year, and Buyer does not offer to purchase such LRECs or ZRECs in accordance with Section 7.2 during such Contract Year, Seller may elect to transfer such excess LRECs or ZRECs to Buyer’s NEPOOL GIS account, and apply them against production for the subsequent Contract Year, subject to the subsequent Contract Year’s Maximum Annual Quantity. Seller must notify Buyer of this election twenty (20) Business Days prior to the transfer of such excess LRECs or ZRECs. Seller shall invoice Buyer for excess LRECs or ZRECs transferred to Buyer under this Section 7.3, which charge shall be included on the next invoice generated during the subsequent Contract Year. Buyer will deduct the excess LRECs or ZRECs purchased from the subsequent Contract Year’s Maximum Annual Quantity. In no event shall Buyer be required to purchase LRECs or ZRECs in excess of the Maximum Annual Quantity during any Contract Year. For avoidance of confusion, the following example is provided: If a developer with a Maximum Annual Quantity of 100 LRECs produces 110 LRECs in Contract Year 1 and such Seller elected and properly notified Buyer of its intent to transfer the excess 10 LRECs to Buyer for payment in Contract Year 2, Buyer would pay for 100 LRECs in Contract Year 1, in accordance with the normal invoicing cycle, and pay for the extra 10 LRECs in Contract Year 2. However, those 10 LRECs would be applied against Seller’s Maximum Annual Quantity of 100 LRECs for Contract Year 2, leaving only ninety (90) additional LRECs to be purchased by Buyer during Contract Year 2.

7.4	Purchase Price. LRECs or ZRECs produced by the Facility and Delivered into the Buyer’s NEPOOL GIS account shall be purchased by the Buyer at the rates shown in the Purchase Price section of the Cover Sheet.

Article 8. Billing and Payment

8.1	Payment. Payment for any LRECs or ZRECs Delivered in accordance with Section 5.3 of this Agreement shall be made by Buyer to Seller on or before the last day of the month following the month of LREC or ZREC receipt in accordance with Section 5.3 (or in either event the next Business Day if such day is not a Business Day).

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8.2	Disputes. If either Party disputes the amount paid to it by the other Party, it shall so notify the other Party in writing and such disputed amount shall be withheld by such other Party pending resolution of the dispute. Any undisputed amounts shall be paid when due. The paying Party shall be responsible to pay interest on any withheld amounts that are determined to have been properly billed, which interest shall be calculated in the same manner as interest on late payments under Section 8.5. Neither Party shall have the right to challenge any monthly bill nor to bring any court or administrative action of any kind questioning the propriety of any bill after a period of twenty four (24) months from the date the bill was due.

8.3	Payment Method. All payments shall be made by electronic funds transfer, or by other mutually agreeable method(s), to the account designated by the other Party in the Cover Sheet.

8.4	Netting and Setoff. If Buyer and Seller are required to pay any amount under this Agreement on the same day or in the same month, then such amounts with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through netting, in which case the Party, if any, owing the greater aggregate amount shall pay to the Party owed the difference between the amounts owed. Each Party reserves to itself all rights, setoffs, counterclaims, combination of accounts, liens and other remedies and defenses which such Party has or may be entitled to (whether by operation of law or otherwise). The obligations to make payments under this Agreement and any other Standard Contract for the Purchase and Sale of Connecticut Class I Renewable Energy Credits from Low and Zero Emission Projects between the Buyer and Seller, if any, may upon mutual agreement of the Parties be aggregated, and the Parties may discharge their obligations to pay through netting, in which case the Party, if any, owing the greater aggregate amount shall pay to the Party owed the difference between the amounts owed.

8.5	Interest on Late Payment. All overdue payments hereunder shall bear interest from (and including) the due date to (but excluding) the date of payment at the Interest Rate.

8.6	Taxes. Seller shall pay or cause to be paid all taxes imposed by any government authority (“Governmental Charges”) on or with respect to the LRECs or ZRECs or production of the LRECs or ZRECs arising prior to Delivery. Buyer shall pay or cause to be paid all Governmental Charges on or with respect to the LRECs or ZRECS at and after Delivery (other than ad valorem, franchise or income taxes that are related to the sale of the LRECs or ZRECs and are, therefore, the responsibility of the Seller). Nothing shall obligate or cause a Party to pay or be liable to pay any Governmental Charges for which it is exempt under the law. A tax shall not include any penalty or fines.

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Article 9. Performance Assurance

9.1	Provision of Performance Assurance. Seller shall be required to post Performance Assurance in the amount as specified on the Cover Sheet by the Effective Date to secure Seller’s obligations under this Agreement. Seller’s failure to provide said Performance Assurance as required shall result in automatic termination of this Agreement.

9.2	Return of Performance Assurance. Performance Assurance shall be returned to Seller at the earlier of (i) thirty (30) days after the In-Service Date, (ii) termination of this Agreement for failure to receive Regulatory Approval, (iii) termination of this Agreement because the Facility was not constructed due to a Force Majeure Event, or (iv) termination of this Agreement due to a Event of Default by Buyer. For purposes of clarification, Buyer has no obligation to return Performance Assurance if the Agreement is terminated due to an Event of Default by Seller.

9.2.1	If, in accordance with Article 14, Buyer receives notice and request for voluntary termination of this Agreement from Seller prior to the selected Delivery Term Start Date as specified on the Cover Sheet, then, provided that an event of default by Seller is not then existing, Buyer will return to Seller twenty percent (20%) of the amount of Performance Assurance originally provided to Buyer. The agreement shall be deemed terminated as of the date Buyer receives such notice.

Article 10. Covenants, Representations and Warranties

10.1	Seller Covenants, Representations and Warranties. On and as of the Effective Date, and upon Delivery, Seller hereby covenants, represents and warrants to Buyer as follows:

10.1.1	Seller has and, at all times during the Term will have, all necessary power and authority to execute, deliver and perform its obligations hereunder;

10.1.2	The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary action and does not violate any of the terms or conditions of Seller’s governing documents, or any contract to which it is a party, or any law, rule, regulation, order, judgment or other legal or regulatory determination applicable to Seller;

10.1.3	There is no pending or (to Seller’s knowledge) threatened litigation, arbitration or administrative proceeding that materially adversely affects Seller’s ability to perform its obligations under this Agreement;

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10.1.4	Seller is not Bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming Bankrupt.

10.2	Buyer covenants, representations and warranties. On, as of the Effective Date, and upon Delivery, Buyer hereby represents and warrants to Seller as follows:

10.2.1	Buyer has, and at all times during the Term will have, all necessary power and authority to execute, deliver and perform its obligations hereunder;

10.2.2	The execution, delivery and performance of this Agreement by Buyer has been duly authorized by all necessary action and does not violate any of the terms or conditions of Buyer’s governing documents, or any contract to which it is a party, or any law, rule, regulation, order, judgment or other legal or regulatory determination applicable to Buyer;

10.2.3	There is no pending or (to Buyer’s knowledge) threatened litigation or administrative proceeding that materially adversely affects Buyer’s ability to perform its obligations under this Agreement; and

10.2.4	Buyer is not Bankrupt and there are no proceedings pending or being contemplated by it or, to its knowledge, threatened against it which would result in it being or becoming Bankrupt.

10.3	Additional Seller LREC and/or ZREC Covenants. On, as of the Effective Date, and upon Delivery, Seller hereby represents and warrants to Buyer as follows:

10.3.1	At the time of Delivery, Seller shall convey title to any and all of the LRECs or ZRECs Delivered to Buyer in accordance with this Agreement free and clear of any and all liens or other encumbrances or title defects and Seller further represents that any and all of the LRECs or ZRECs represent generation from a generation facility that has been qualified by the Authority as eligible to produce LRECs or ZRECs pursuant to the Renewable Portfolio Standard and that such Facility is substantially as described in the Cover Sheet. Upon each Delivery, Seller represents and warrants to Buyer that (A) it has sold and transferred the LRECs or ZRECs once and only once exclusively to Buyer; (B) the LRECs or ZRECs and any other Environmental Attributes sold hereunder have not expired and have not been, nor will be sold, retired, claimed or represented as part of electricity output or sale, or used to satisfy any renewable energy or other carbon or renewable generation attributes obligations under the RPS or in any other jurisdiction; (C) that it has made no representation, in writing or otherwise, that any third-party has received, or has obtained any right to, such LRECs or ZRECs that are inconsistent with the rights being acquired by Buyer hereunder, including, but not limited to, any right to use the LRECs or ZRECs to meet the renewable energy requirements in any other state or jurisdiction, or under any other renewable energy program; and (D) the LRECs or ZRECs, as applicable, meet statutory requirements as they existed as of the Effective Date.

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10.3.2	Seller warrants that as of the initial Delivery date and continuing thereafter, the Facility will be qualified to produce Connecticut Class I Renewable Energy Credits that meet the requirements of the LREC/ZREC Product as elected on the Cover Sheet.

10.3.3	Seller is an Account Holder as defined in Rule 2.2 of the NEPOOL GIS Operating Rules.

10.3.4	Seller covenants that it shall not change the Facility, as described in the Cover Sheet, without the prior written consent of Buyer.

10.3.5	If Seller has made this election on the Cover Sheet, Seller covenants that the Facility uses Connecticut manufactured, researched or developed technologies. For the purposes of this and related provisions, including any affidavits, “manufactured” is defined as: “The activity of converting or conditioning tangible personal property by changing the form, composition, quality or character of the property for ultimate sale at retail or use in the manufacturing of a product to be ultimately sold at retail. Changing the quality of property includes any substantial overhaul of the property that results in a significantly greater service life than such property would have had in the absence of such overhaul or with significantly greater functionality within the original service life of the property, beyond merely restoring the original functionality for the balance of the original service life.” Further, for the purposes of this and related provisions, including any affidavits, “researched or developed” is defined as: “The activity of applying technical expertise, knowledge or understanding to investigate, discover and produce new, more beneficial or useful materials, devices, systems, methods, processes or designs, or to improve benefits of the existing materials, devices, systems, methods, processes or designs, provided however that such activity was performed on behalf of manufacturers of renewable energy technology, and where such research or development leads to the manufacture of the specific component(s) for which the claim for preferential treatment is made.

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Article 11. Assignment

11.1	Prohibition on Assignments. Except as permitted under this Article 11, this Agreement may be assigned by Seller, unless Buyer notifies Seller in writing, within thirty (30) days of receipt of written notice of Seller’s intent to make an assignment, that Buyer has reasonably determined that such assignment will have a material adverse effect on Seller’s creditworthiness or Seller’s ability to perform its obligations under this Agreement and notifies Seller in writing that Buyer does not consent to the assignment. When assignable, this Agreement shall be binding upon, shall inure to the benefit of, and may be performed by, the successors and assignees of the Parties, except that no assignment, pledge or other transfer of this Agreement by either Party shall operate to release the assignor, pledger, or transferor from any of its obligations under this Agreement unless the other Party (or its successors or assigns) consents in writing to the assignment, pledge or other transfer and expressly releases the assignor, pledger, or transferor from its obligations thereunder.

11.2	Assignments by Seller. Seller may pledge or assign the Facility, this Agreement or the revenues under this Agreement to any Lender as security for the project financing or tax equity financing of the Facility; provided, however, that the Facility shall remain at all times located at the original site.

11.3	Change of Control over Seller. Buyer’s consent shall be required for any “Change of Control” (as defined below) over Seller. Buyer’s consent shall be deemed provided within forty-five (45) days of Buyer’s receipt of the Seller’s notice of its intent to Change Control unless Buyer notifies Seller in writing, within thirty (30) days of receipt of Seller’s written notice of intent to make a Change of Control, that Buyer has reasonably determined that such a Change of Control will have a material adverse effect on Seller’s creditworthiness or Seller’s ability to perform its obligations under this Agreement and that Buyer does not consent to such Change of Control. If Buyer does not consent to a Change of Control requested by Seller resulting from a bona-fide, good faith transaction entered into by Seller for a Change of Control within such forty-five day period, Seller may terminate this Agreement upon sixty (60) days’ notice to Buyer. For the purposes of this Section 11.3, “Change of Control” shall mean either (a) change in ownership of more than fifty percent (50%) of the equity interest of Seller in the Facility, either directly or indirectly, or (b) a change of control in fact of Seller.

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11.4	Permitted Assignment by Buyer. Buyer shall have the right to assign this Agreement without consent of Seller in connection with any merger, consolidation, exchange of all of the common stock or other equity interests or other similar transactions involving Buyer that is approved by the Authority.

11.5	Prohibited Assignments. Any purported assignment of this Agreement not in compliance with the provisions of this Article 11 shall be null and void.

Article 12. Regulatory Approval; Cost Recovery

12.1	Failure to Obtain Regulatory Approval. If Buyer notifies Seller that it has received an order from the Authority regarding this Agreement that is not acceptable either in form or substance to Buyer in its sole discretion, Buyer may terminate this Agreement within thirty (30) days after the date of the order. Buyer must provide notice of such termination to Seller in accordance with the provisions of Article 14. Upon such termination, neither Party shall have any further liability hereunder.

12.2	Buyer Cost Recovery. The Parties recognize and agree that this Agreement and the amounts to be paid to Seller for LRECs or ZRECs hereunder, and the reasonable and prudently incurred costs and fees incurred by Buyer associated with this Agreement, are premised upon Authority approval. If the Authority fails to authorize the Buyer’s full cost recovery of these reasonable and prudently incurred costs and fees, then Buyer may immediately terminate this Agreement.

Article 13. Events of Default; Remedies

13.1	Events of Default. An “Event of Default” shall mean, with respect to a Party (a “Defaulting Party”), the occurrence of any of the following:

13.1.1	if a Party materially breaches any or all of its obligations as described in this Agreement and such breach is not cured within twenty (20) Business Days of written notice of such breach from the other Party;

13.1.2	if any representation or warranty or covenant made by a Party in Article 10 of this Agreement proves to have been misleading or false in any material respect when made; and/or

13.1.3	if a Party becomes Bankrupt.

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13.2	Additional Seller Events of Default. An “Event of Default” shall also mean with respect to Seller the occurrence of any of the following:

13.2.1	if Seller, on behalf of the Facility, receives, or has received, a grant or rebate from Connecticut Green Bank or either of its predecessors CEFIA or CCEF, or any successor agency or fund (subject to the clarifications set forth in Section 4.1.8), or a contract for the sale of the output of the facility to either of the Electric Distribution Companies; or,

13.2.2	if Seller fails to satisfy any and all of the conditions set forth in Article 4 within twelve (12) months of the Delivery Term Start Date; or,

13.2.3	if Seller fails to deliver any LRECs or ZRECs from the Facility to Buyer for twenty-four (24) consecutive months.

13.3	Remedies Upon Default.

13.3.1	Remedies. Upon the occurrence and continuation of an Event of Default, the other Party (the “Non Defaulting Party”) may (i) terminate this Agreement upon written notice to the Defaulting Party, (ii) withhold any payments due in respect of this Agreement to the extent of its damages pursuant to this Section 13.3.1, and/or (iii) exercise such remedies as provided in this Agreement. Both Parties hereby stipulate that the remedies set forth in this Section 13.3.1 are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages, and each Party hereby waives the right to contest such payments as an unreasonable penalty.

13.3.2	Suspension of Performance. Notwithstanding any other provision hereof, if an Event of Default has occurred and is continuing, the Notifying Party may, on notice to the other Party, suspend performance of its obligation to deliver and sell, or receive and purchase, as applicable, LRECs or ZRECs until such Event of Default is cured; provided, however, that any suspension shall not extend the Delivery Term period. Any such suspension shall be without prejudice to any remedy provided herein or otherwise available at law or in equity, including the right to subsequently terminate under Section 13.3.1.

13.3.3	Other Buyer Remedies.

(a)	With respect to a Seller default pursuant to Section 13.2.1 (Facility, receives, or has received, a grant or rebate from the Connecticut Green Bank or either of its predecessors CEFIA or CCEF, or any successor agency or fund), (i) this Agreement shall be deemed to have terminated automatically as of the date of such receipt, (ii) Seller shall forfeit its Performance Assurance to Buyer, and (iii) Seller shall promptly return any amounts to Buyer paid for any LRECs or ZRECs under this Agreement subsequent to receipt of such grant or rebate.

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(b)	With respect to a Seller default pursuant to Section 13.2.2 (generation from the Facility has not begun within twelve (12) months of the Delivery Term Start Date), this Agreement shall terminate immediately, unless, prior to such date (twelve (12) months after the Delivery Term Start Date), Seller provides notice to Buyer of the potential Seller default, requests suspension of the termination of the Agreement, and posts additional Performance Assurance. The amount of the additional Performance Assurance shall be equal to the amount of Performance Assurance set forth on the Cover Sheet (i.e., Seller must increase the amount of posted Performance Assurance by 100%). If Seller provides such notice and additional Performance Assurance by such date, Seller shall have six (6) months to cure such Seller default (i.e., until the date that is eighteen (18) months after the Delivery Term Start Date). If Seller does not cure such Seller default by the expiration of eighteen (18) months after the Delivery Term Start Date, this Agreement shall terminate automatically, unless, prior to such date (eighteen (18) months after the Delivery Term Start Date), Seller provides notice to Buyer of the potential Seller default, requests suspension of the termination of the Agreement, and posts additional Performance Assurance. The amount of the additional Performance Assurance shall be equal to the amount of Performance Assurance set forth on the Cover Sheet (i.e., Seller must increase the amount of posted Performance Assurance by an additional 100%). If Seller provides such notice and the additional Performance Assurance by such date, Seller shall have an additional six (6) months to cure such Seller default (i.e., until a date that is no more than twenty-four (24) months after the initially selected Delivery Term Start Date), this Agreement shall terminate automatically.

(c)	With respect to a Seller default pursuant to Section 13.2.3, Buyer shall have the right to terminate this Agreement without further liability on the part of Buyer, by giving Seller fifteen (15) Business Days’ notice.

Article 14. Notices and Contact Information

14.1	Any notice, demand, or request permitted or required under this Agreement shall be in writing and shall be delivered in person, by prepaid overnight United States mail or by overnight courier service, return receipt requested, to a Party at the applicable address set forth in the Cover Sheet.

14.2	Notices by hand delivery shall be effective at the close of business on the day actually received, if received during receiving party’s business hours on a Business Day, and otherwise shall be effective at the close of business on the next Business Day. Notice by overnight United States mail or overnight courier service shall be effective on the close of business on the next Business Day after such notice was sent.

14.3	Any correspondence related to the Performance Assurance should be sent to the Credit contact at the applicable address set forth in the Cover Sheet.

14.4	The notice, contact or accounting information specified in the Cover Sheet and in this Article 14 may be changed from time to time by written notice by either Party to the other Party without amendment of this Agreement However, such written notice shall not be used for the purposes of Article 11.

Article 15. Force Majeure

15.1	Force Majeure. (a) Except as otherwise set forth in this Agreement, neither Party shall be liable to the other Party for failure or delay in the performance of any obligation under this Agreement during the Term if and to the extent that such delay or failure is due to a Force Majeure Event. The Party claiming Force Majeure shall notify the other Party of the occurrence thereof as soon as possible and shall use reasonable efforts to resume performance immediately. (b) In no event shall a claim of Force Majeure or a Force Majeure Event operate to extend the Delivery Term Start Date of this Agreement. (c) After the Delivery Term Start Date, in no event shall a claim of Force Majeure or a Force Majeure Event operate to extend the Delivery Term of this Agreement. (d) After the Delivery Term Start Date, in the event of (i) a Force Majeure Event of twelve (12) consecutive months duration, or (ii) Force Majeure Events cumulatively totaling twelve (12) months, in which Seller fails to deliver any LRECs or ZRECs from the Facility to Buyer, Buyer shall have the right to terminate this Agreement without further liability to Buyer, by giving Seller fifteen (15) Business Days written notice.

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Article 16. Limitation of Liability

16.1	WITH RESPECT TO ANY LIABILITY HEREUNDER, NEITHER SELLER NOR BUYER SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS, OR BUSINESS INTERRUPTION DAMAGES, WHETHER BY STATUTE, IN TORT OR IN CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE.

Article 17. Dispute Resolution

17.1	Except as otherwise expressly set forth herein, for any and all disputes or issues, the Parties shall refer to this Article 17. A Party must respond to the other Party’s notice concerning a disputed issue within ten (10) Business Days of first notification unless otherwise specified in this Agreement.

17.2	Any Party may give the other Party notice of any dispute not resolved in the normal course of business (“Initial Notice”). A copy of the Initial Notice shall also be given to the Authority. Such Initial Notice shall include: (a) a statement of that Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who will be representing that Party and of any other person who will accompany the executive. Within five (5) Business Days after delivery of the Initial Notice, the receiving Party shall respond with: (a) a statement of that Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within fifteen (15) Business Days after delivery of the Initial Notice, representatives of both Parties and, at the Parties request, shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable to resolve the dispute within sixty (60) Business Days after the delivery of the Initial Notice, a Party may petition the Authority to initiate a proceeding to resolve the dispute. The Parties should report to the Authority any resolution of disputes agreed to by the Parties within five (5) Business Days of said agreement.

17.3	The Parties agree that all disputes or issues arising out of this Agreement shall be brought to the Authority for resolution of the dispute or issues as provided in this Article 17. The Parties waive their right to bring disputes or issues to any other forum except as provided in the Uniform Administrative Procedures Act, General Statutes of Connecticut § 4-166, et seq.(c).

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17.4	Allocation of Dispute Costs. Each Party shall be responsible for its own legal fees, including but not limited to attorney fees. The Parties may, by written agreement signed by both Parties, alter any time deadline, location(s) for meeting(s), or procedure outlined herein. The procedure specified herein shall be the sole and exclusive procedure for the resolution of Disputes.

17.5	Waiver of Jury Trial. EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF, RESULTING FROM OR IN ANY WAY RELATING TO THIS AGREEMENT.

Article 18. Miscellaneous

18.1	Records. The Parties shall keep (or as necessary cause to be kept by their respective agents) for a period of at least six (6) years such records as may be needed to afford a clear history of all deliveries of LRECs or ZRECs pursuant to this Agreement. For any matters in dispute, the Parties shall keep the records related to such matters until the dispute is ended. This Section shall survive the expiration or termination of this Agreement.

18.2	Audit Rights. Seller and Buyer shall each have the right throughout the Term and for a period of six (6) years following the end of the Term, upon reasonable prior notice, to audit copies of relevant portions of the books and records of the other Party to the limited extent necessary to verify the basis for any claim by a Party for payment from the other Party or to determine a Party's compliance with the terms of this Agreement. The Party requesting the audit shall pay the other Party's reasonable costs allocable to such audit.

18.3	Accounting Information. Seller shall provide to Buyer, and in a timely fashion following its request, reasonably requested information that Buyer requires for its accounting analysis or Securities and Exchange Commission reporting purposes. Buyer agrees to treat any information that includes confidential information with the same degree of care that it accords its own confidential information.

18.4	Site Access. Buyer and its representatives shall have the right, but not the obligation, during business hours, upon reasonable notice to Seller, to visit and view the Facility site including, but not limited to, the purposes of verifying compliance with the Facility’s description as provided in the Cover Sheet, and final Facility size as of its In-Service Date. Buyer and Seller agree that it shall constitute a material breach by Seller to deny Buyer reasonable access to the site and the Facility and that such material breach shall constitute an Event of Default by Seller under Article 13.

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18.5	Amendment/Binding Effect. This Agreement may not be amended, changed, modified, or altered unless such amendment, change, modification, or alteration is in writing and signed by both of the Parties to this Agreement and, with respect to amendments only, receive Regulatory Approval. This Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and permitted assigns.

18.6	Severability. If any article, section, phrase or portion of this Agreement is, for any reason, held or adjudged to be invalid, illegal or unenforceable by any court of competent jurisdiction, such article, section, phrase, or portion so adjudged will be deemed separate, severable and independent and the remainder of this Agreement shall remain in full force and effect and shall not be invalidated or rendered illegal or unenforceable or otherwise affected by such adjudication, provided that the basic purpose of this Agreement and the benefits to the Parties are not substantially impaired.

18.7	Entire Agreement. This Agreement completely and fully supersedes all other understandings or agreements, both written and oral, including any term sheet or confirmation, between the Parties relating to the subject matter hereof.

18.8	Waiver. No delay or omission by a Party in the exercise of any right under this Agreement shall be taken, construed or considered as a waiver or relinquishment thereof, and any such right may be exercised from time to time and as often as may be deemed expedient. If any of the terms and conditions hereof are breached and thereafter waived by a Party, such waiver shall be limited to the particular breach so waived and is not deemed to waive any other breach hereunder.

18.9	Governing Law; Venue; Waiver of Jury Trial. This Agreement and the rights and duties of the Parties hereunder shall be governed by and shall be construed, enforced and performed in accordance with the laws of the State of Connecticut, without regard to principles of conflicts of law. Parties waive the right to a trial by jury. Any dispute arising out of this Agreement shall be governed by Section 17.3 of this Agreement.

18.10	Headings. The article and section titles in this Agreement are only for purposes of convenience and do not form a part of this Agreement and will not be taken to qualify, explain or affect any provision thereof.

18.11	Indemnification. Each Party agrees to indemnify, defend and hold harmless the other Party, and any of said other Party’s Affiliates, directors, officers, employees, agents and permitted assigns, from and against all third party claims, losses, injuries, liabilities, damages, judgments, awards, fines, penalties, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in connection with, arising out of, or alleged to arise out of any event or circumstance first occurring or existing during the period when control and title to the Products is vested in such Party or which is in any manner connected with the performance of this Agreement by such Party, except to the extent that such Claim may be attributable to the gross negligence or willful misconduct of the Party seeking to be indemnified. This indemnity shall survive the expiration or termination of this Agreement for the full statutory period allowable by applicable law.

18.12	No Third Party Beneficiaries. Nothing herein is intended to or should be construed to create any rights of any kind whatsoever in third persons not parties to this Agreement.

18.13	Counterparts; Transmittal. This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument. Facsimile or electronic transmission of this Agreement shall constitute good and valid delivery.

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Attachment 1 to Standard Contract

Form of Performance Assurance

Guidelines explaining the Acceptable Forms and Methods of Providing Performance Assurance are available on Buyer’s website.

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